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                   AMENDED AND RESTATED SUB-ADVISORY CONTRACT

                        FMB Michigan Tax-Free Bond Fund

                                 a portfolio of

                                FMB FUNDS, INC.
                                 P.O. Box 8526
                             Boston, MA  02266-8526


                                                                   April 1, 1996

First Michigan Bank Corporation
One Financial Plaza
Holland, Michigan  49423

Dear Sirs:

         This will confirm the agreement by and among FMB-Trust (the "Adviser"), FMB Funds, Inc. (the "Company") on behalf of the FMB Michigan Tax-Free Bond Fund (the "Fund"), and First Michigan Bank Corporation (the "Sub-Adviser") as follows:

         1. The Company is a registered open-end management investment company currently consisting of four investment portfolios, but which may from time to time consist of a greater or lesser number of investment portfolios (the "Funds"). The Company engages in the business of investing and reinvesting the assets of the Fund in the manner and in accordance with the investment objective and restrictions specified in the Company's currently effective prospectus and statement of additional information incorporated by reference therein relating to the Fund and the Company (such prospectus and such statement of additional information being collectively referred to as the "Prospectus") included in the Company's Registration Statement, as amended from time to time (the "Registration Statement"), filed by the Company under the Investment Company Act of 1940 (the "Act") and the Securities Act of 1933. Copies of the documents referred to in the preceding sentence have been furnished to the Sub-Adviser. Any amendments to those documents shall be furnished to the Sub-Adviser promptly.

         2. The Company has engaged the Adviser to manage the investing and reinvesting of the assets of the Fund and to provide the advisory services specified elsewhere in the Advisory Contract, of even date herewith, subject to the overall supervision of the Board of Directors of the Company. Pursuant to an administration agreement between the Company and the Company's administrator (the "Administrator") on behalf of the Fund, the Company has engaged the Administrator to provide the administrative services specified therein.

         3. (a) The Adviser hereby employs the Sub-Adviser to perform for the Fund certain advisory services and the Sub-

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Adviser hereby accepts such employment.  The Adviser shall retain the authority to establish and modify from time to time the investment strategies and approaches followed by the Sub-Adviser, subject, in all respects, to the supervision and direction of the Company's Board of Directors and subject to compliance with the investment objective, policies and restrictions set forth in the Prospectus.

         (b) Subject to the overall supervision and control of the Adviser and the Company and subject to the right of the Adviser or the Company to re-assign any of such responsibilities to the Adviser, the Sub-Adviser shall be responsible for monitoring the approved list which is used for the selection of broker/dealers to execute portfolio security transactions, coordinating the portfolio managers' discussion regarding investment analysis, trends, selection and strategies, maintaining approved lists for repurchase dealers and commercial paper issuers, obtaining and analyzing performance and market pricing information, and performing such other investment management and related research, analysis and record-keeping services as shall be delegated to it from time to time by the Adviser.

         (c) The Sub-Adviser shall, at its expense, employ or associate with itself such persons as the Sub-Adviser believes appropriate to assist it in performing its obligations under this contract.

         4. The Adviser shall be responsible for the Sub-Adviser's fees for its services hereunder, and the Sub-Adviser agrees that it shall have no claim against the Company or the Fund respecting compensation under this Agreement. The Adviser and the Sub-Adviser shall separately agree on their rights with respect to each other for fees and other compensation hereunder and for contribution and reimbursement in the event they are obligated to pay or reimburse the Company or the Fund hereunder. In no event shall such compensation be unreasonable in amount in comparison to other charges by the Sub-Adviser for like services to similar customers.

         5. The Sub-Adviser shall give the Company the benefit of the Sub-Adviser's best judgment and efforts in rendering services under this contract. As consideration and an inducement to the Sub-Adviser's undertaking to render these services, the Company and the Adviser agree that the Sub-Adviser shall not be liable under this contract for any mistake in judgment or in any other event whatsoever except for lack of good faith, provided that nothing in this contract shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Adviser, the Company or its shareholders to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Sub-Adviser's duties under this contract or by reason of reckless disregard of its obligations and duties hereunder.

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         6.  This contract shall become effective as of its execution date and shall thereafter continue in effect only so long as the continuance is specifically approved at least annually (a) by the vote of a majority of the Fund's outstanding voting securities (as defined in the Act) or by the Company's Board of Directors and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Company's directors who are not parties to this contract or "interested persons" (as defined in the Act) of any such party. This contract may be terminated at any time by the Company, without the payment of any penalty, by a vote of a majority of the Fund's outstanding voting securities (as defined in the Act) or by a vote of a majority of the Company's entire Board of Directors on 60 days' written notice to the Sub- Adviser or by the Sub-Adviser on 60 days' written notice to the Company. This contract shall terminate automatically in the event of its assignment (as defined in the Act).

         7. Except to the extent necessary to perform the Sub-Adviser's obligations under this contract, nothing herein shall be deemed to limit or restrict the right of the Sub-Adviser, or any affiliate of the Sub-Adviser, or any employee of the Sub-Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

         8. The Sub-Adviser and the Company each agree that the acronym "FMB," which comprises a component of the Company's name, is a property right of the parent of the Adviser. The Company and the Sub-Adviser agree and consent that the use of such word is subject to the provisions set forth in the Advisory Contract between the Adviser and the Company.

         9. This contract shall be governed by and construed in accordance with the laws of the State of Michigan.

         If the foregoing correctly sets forth the agreement between the Company and the Sub-Adviser, please so indicate by signing and returning to the Company the enclosed copy hereof.

                                          Very truly yours,

                                          FMB-TRUST

                                          By:      _____________________________

                                          Name:    _____________________________

                                          Title:   _____________________________
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ACCEPTED as of the date
set forth above:

FMB FUNDS, INC.
on behalf of
the FMB Michigan Tax-Free Bond Fund


By:      __________________________

Name:    __________________________

Title:   __________________________


FIRST MICHIGAN BANK CORPORATION


By:      __________________________

Name:    __________________________

Title:   __________________________